EXHIBIT 5.1
TORYS LLP Suite 3000     79 Wellington St. W.
NEW YORK TORONTO Box 270, TD Centre
Toronto, Ontario M5K 1N2 Canada
TEL 416.865.0040  FAX 416.865.7380
www.torys.com
November 21, 2008
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.
USA 20549
Dear Sirs/Mesdames:
RE:  BROOKFIELD PROPERTIES CORPORATION
We are acting as counsel to Brookfield Properties Corporation (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 with respect to the common shares in the capital of the Corporation (the “Shares”) issuable upon the exercise of share options issued to certain insiders of the Corporation pursuant to the Corporation’s Share Option Plan (the “Option Plan”).
We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:
(a)  the articles and by-laws of the Corporation;
(b)  the Option Plan; and
(c)  resolutions of the directors of the Corporation authorizing the Option Plan and the issuance of the Shares thereunder.
For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.
Based and relying upon and subject to the foregoing we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation. The Shares will be validly issued and outstanding as fully paid and non-assessable shares when issued upon exercise of a share option pursuant to the Option Plan.
The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the General Rules and Regulations of the Securities and Exchange Commission.
Yours very truly,
Torys LLP